21.l     SUBSIDIARIES  OF  THE  REGISTRANT

CPM  Associates Holding Corp,  a  Nevada  corporation,  100%  owned.

AutoSmartUSA,  Inc.,  a  Nevada  corporation,  100%  owned.

AutoSmartUSA  Leasing,  Inc.,  a  Florida  corporation,  100%  owned.